Exhibit 99.1

Eastern Light Capital Receives Amex Panel Determination

San Francisco, CA, January 20, 2012 – Eastern Light Capital, Inc. (NYSE Amex: ELC) (the “Company”), a specialty lender organized as a real estate investment trust, announced today that the Company has been notified by the NYSE Amex LLC (the “Exchange”) that a Listing Qualifications Panel of the Exchange’s Committee on Securities (the “Panel”) has determined to delist the Company’s common stock from the Exchange based upon the Company’s non-compliance with Section 1003(a)(iii) of the Company Guide due to stockholders’ equity of less than $6,000,000.  As previously disclosed, the Exchange’s Corporate Compliance Staff previously granted the Company’s request for an extension to evidence compliance with the stockholders’ equity requirement; however, the Company was unable to timely satisfy the terms of the Staff extension and requested a hearing before the Panel seeking continued listing on the Exchange.  The Panel has denied the Company’s request, and the Company does not intend to appeal the Panel’s decision.

The Company has been advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter (“OTC”), that its securities are immediately eligible for quotation on the OTCQB following the suspension of trading on the Exchange, which is expected to occur with the open of business on January 23, 2012.  The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  Additional information regarding the OTC market can be found at http://www.otcmarkets.com.

About Eastern Light Capital, Inc.

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007, new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend. Alternative strategic plans are also being considered.

Forward-Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen, CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com